Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
November 6, 2014		212-460-4111

CON EDISON REPORTS 2014 THIRD QUARTER EARNINGS

NEW YORK – Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2014 third quarter net income for common stock of $436 million or $1.49 a share compared with $464 million or $1.58 a share in 2013. Earnings from ongoing operations, which exclude the effects of the lease in/lease out (LILO) transactions and the net mark-to-market effects of the competitive energy businesses (CEBs), were $436 million or $1.49 a share in 2014 compared with $434 million or $1.48 a share in 2013.

For the first nine months of 2014, net income for common stock was $1,010 million or $3.45 a share compared with $828 million or $2.83 a share in the first nine months of 2013. Earnings from ongoing operations, which exclude the effects of the gain on sale of solar energy projects, the LILO transactions and the net mark-to-market effects of the CEBs, were $969 million or $3.31 a share in 2014 compared with $911 million or $3.11 a share in 2013.

“Con Edison’s utility and competitive energy businesses are continuing to perform well, and delivered results in line with expectations during a relatively mild summer,” said John McAvoy, Con Edison’s chairman, president and CEO. “Our energy efficiency and cost management programs have helped customers lower their bills and we remain committed to our sustainability strategies to protect the environment. We also support new technologies that are changing the way we deliver energy to customers, and how they use it.”

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three and nine months ended September 30, 2014 and 2013.

	Three Months Ended				Nine Months Ended
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)		Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2014	2013	2014	2013	2014	2013	2014	2013
Reported earnings per share and net income for common stock – GAAP basis (basic)	$1.49	$1.58	$436	$464	$3.45	$2.83	$1,010	$828
Less: Gain on sale of solar energy projects (a)	—	—	—	—	0.09	—	26	—
Add: LILO transactions (b)	—	(0.09)	—	(26)	(0.02)	0.32	(7)	95
Less: Net mark-to-market effects of the CEBs (c)	—	0.01	—	4	0.03	0.04	8	12

Earnings from ongoing operations – non-GAAP	$1.49	$1.48	$436	$434	$3.31	$3.11	$969	$911

(a)	After taxes of $19 million for the nine months ended September 30, 2014.
(b)	In January 2013, a court disallowed tax losses claimed by Con Edison relating to the 1997 and 1999 LILO transactions. For the nine months ended September 30, 2014 and 2013, the impact of the LILO transactions on earnings were a $7 million (after taxes of $6 million) benefit and a $95 million (after taxes of $63 million) charge, respectively, reflecting the recalculation of the accounting effect of the LILO transactions, the termination of the 1997 and 1999 LILO transactions and interest on the tax liability. For the three months ended September 30, 2013, the impact of the LILO transactions on earnings was $26 million (after taxes of $18 million) benefit, reflecting the termination of the 1997 LILO transaction.
(c)	After taxes of $3 million for the three months ended September 30, 2013 and $6 million and $9 million for the nine months ended September 30, 2014 and 2013, respectively.

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CON EDISON REPORTS 2014 THIRD QUARTER EARNINGS	page 2

The company expects its earnings from ongoing operations for the year 2014 to be in the range of $3.80 to $3.90 a share. The company’s previous forecast of 2014 earnings was in the range of $3.70 to $3.85 a share. Earnings per share from ongoing operations exclude a $0.09 a share gain on sale of solar energy projects, a $0.02 a share benefit relating to the LILO transactions and the net mark-to-market effects of the CEBs.

The results of operations for the three and nine months ended September 30, 2014, as compared to the 2013 periods, reflect primarily changes in rate plans of Con Edison’s utility subsidiaries and the weather impact on its steam delivery service. The rate plans provide for revenues to cover expected increases in certain operations and maintenance expenses and depreciation reflecting primarily the impact of higher utility plant balances. The results of operations also include the gain on sale of solar energy projects, the impact of the LILO transactions and the net mark-to-market effects of the CEBs.

Operations and maintenance expenses for CECONY were higher in the 2014 periods primarily due to operating costs attributable to emergency response, the support and protection of company underground facilities to accommodate municipal projects, increases in healthcare costs and, in the nine month period were offset in part by lower pension costs.

The following table presents the estimated effect on earnings per share and net income for common stock for the three and nine months ended September 30, 2014, as compared with the 2013 periods, resulting from these and other major factors:

	Three Months Ended Variation 2014 vs. 2013		Nine Months Ended Variation 2014 vs. 2013
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.09	$26	$0.40	$117
Weather impact on steam revenues	—	(1)	0.04	12
Operations and maintenance expense	(0.13)	(37)	(0.14)	(42)
Depreciation and property taxes	0.03	10	(0.06)	(17)
Other	—	—	0.01	4

Total CECONY	(0.01)	(2)	0.25	74
Orange and Rockland Utilities (O&R) (a)	—	1	(0.02)	(7)
CEBs (b)	(0.06)	(20)	0.40	117
Other, including parent company expenses (c)	(0.02)	(7)	(0.01)	(2)

Total variation	$(0.09)	$(28)	$0.62	$182

(a)	Under the revenue decoupling mechanisms in CECONY’s and O&R’s New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under the rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	These variations include the gain on sale of solar energy projects, the impact of the LILO transactions and the net mark-to-market effects shown in the table on page 1. In addition, the variations include a tax benefit in the nine months ended September 30, 2013 of $15 million or $0.05 a share resulting from the acceptance by the Internal Revenue Service of the company’s claim for a manufacturing tax deduction.
(c)	Variations for the three and nine months ended September 30 reflect certain federal income tax benefits and related interest ($7 million) recorded in the 2013 periods for Con Edison (parent company).

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CON EDISON REPORTS 2014 THIRD QUARTER EARNINGS	page 3

Refer to the company’s Third Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at September 30, 2014 and December 31, 2013 and the consolidated income statements for the three and nine months ended September 30, 2014 and 2013. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $41 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy services company; and Consolidated Edison Development, Inc., a company that participates in energy infrastructure projects.

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